EXHIBIT 4.9

                               TRIDEX CORPORATION
                           PROGRESSIVE SOFTWARE, INC.
                         ULTIMATE TECHNOLOGY CORPORATION
                                 61 Wilton Road
                           Westport, Connecticut 06880

                                                March 26, 1999

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
MASSMUTUAL CORPORATE INVESTORS
MASSMUTUAL PARTICIPATION INVESTORS
MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED
1295 State Street
Springfield, Massachusetts  01111

      Re:   Second Amendment to Securities Purchase Agreements

Ladies and Gentlemen:

      TRIDEX CORPORATION, a Connecticut corporation (the "Holding Company"), PROGRESSIVE SOFTWARE, INC., a North Carolina corporation and successor to Tridex NC, Inc. ("PSI"), and ULTIMATE TECHNOLOGY CORPORATION, a New York corporation ("UTC") (the Holding Company, PSI, and UTC are sometimes collectively referred to herein as the "Issuers" and each as an "Issuer"), jointly and severally agree with each of you as follows.

                                   Background:

      A. Reference is made to those certain Securities Purchase Agreements dated April 17, 1998, as amended by that certain letter of waiver and limited amendment dated November 12, 1998 relating thereto (the "First Amendment") (as so amended, the "Securities Purchase Agreements"), among the Issuers and each of you. Capitalized terms used herein without definition have the meanings ascribed to them in the Securities Purchase Agreements.

      B. The Issuers have requested that the holders of the Securities approve certain amendments to and waivers under the Securities Purchase Agreements and the other Operative Documents in connection with (a) certain existing Events of Default thereunder; and (b) the Amendment No. 2 to Credit Agreement dated as of March 15, 1999 (the "Second Amendment to Fleet Bank Agreement") among the Holding Company, PSI, UTC, and Fleet National Bank, pursuant to which certain amendments are being made to the Fleet Bank Documents and Fleet Bank is agreeing to the deferral of a payment of principal thereunder.

1. Amendments.

      (a) Section 12.1(b)(i) of each of the Securities Purchase Agreements is hereby amended by deleting the words "one registration" and substituting the words "two registrations" therefor.

      (b) Section 12.3 of each of the Securities Purchase Agreements is hereby amended by deleting section 12.3 in its entirely and substituting the following therefor:

      12.3 S-3 Registration; Permitted Registration.

            (a) In addition to the rights under sections 12.1 and 12.2, upon the written request by the holder or holders of an aggregate number of Registrable Shares at the time issued (or issuable) constituting in the aggregate the lesser of (x) 25 % of the aggregate number of Registrable Shares issued (or issuable) as of March 26, 1999 (such number to be appropriately adjusted for stock splits, stock dividends and combinations and similar events) or (y) 100% of the Registrable Shares then issued (or issuable), the Holding Company shall use its commercially reasonable best efforts to effect the registration, qualification, and compliance of all of the Registrable Shares of the holder or holders making such request and shall use its commercially reasonable best efforts to continue the effectiveness of the related registration statement for at least 180 days, provided that the Holding Company shall be obligated to effect a registration, qualification, and compliance requested pursuant to this section 12.3(a) only if the Holding Company is then eligible to file the related registration statement on Form S-3 (or any successor form) under the Securities Act. The Holding Company shall pay all Registration Expenses related to each registration, qualification, and compliance requested pursuant to this section 12.3(a).

            (b) If and to the extent that any holder or holders of any Registrable Shares shall have, at the time of delivery of the written request referred to in section 12.2, no present intention of selling or distributing such Registrable Shares, the Holding Company shall be obligated to effect the registration, qualification, and compliance of such Registrable Shares of such holder or holders only if and to the extent, in each case, that such registration, qualification, and compliance are at the time permitted by the applicable statutes or rules and regulations thereunder or the practices of the governmental authority concerned.

      (c) Section 13.6 of each of the Securities Purchase Agreements is hereby amended by deleting section 13.6 in its entirely and substituting the following therefor:

            (a) EBITDA to Interest Charges Ratio. The Issuers, on a consolidated basis, shall initially maintain a ratio of EBITDA to Interest Charges of not less than 1.0 to 1.0 at all times, as measured on March 31, 1999, for the period beginning on February 1, 1999, through March 31, 1999. Thereafter, the Issuers, on a consolidated basis, shall maintain at all times the minimum ratio of EBITDA to Interest Charges set forth below, as measured at the end of each month commencing April 30, 1999, for the period beginning on February 1, 1999, through the date of measurement set forth below.

            Measurement Date              Applicable Ratio
            ----------------              ----------------

            April 30, 1999                   1.0 to 1.0
            May 31, 1999                     1.1 to 1.0
            June 30, 1999                    1.2 to 1.0
            July 31, 1999                    1.3 to 1.0
            August 31, 1999                  1.3 to 1.0
            September 30, 1999               1.4 to 1.0
              and the last day of
              each month thereafter

      For purposes of the aforesaid covenant, (a) "EBITDA" shall mean, for any period, net income for such period after restoring thereto amounts (without duplication) deducted for (i) Interest Charges, (ii) taxes in respect of income, and (iii) depreciation and amortization, in each case determined in accordance with GAAP; and (b) "Interest Charges" shall not include any deferred interest on the Notes.

            (b) Net Worth. The Issuers shall maintain at all times, as measured at the end of each month, commencing March 31, 1999, Consolidated Net Worth of not less than $15,400,000.

      (d) The term "Registrable Shares" in section 14 of each of the Securities Purchase Agreements is deleted in its entirely and the following is substituted therefor:

      "Registrable Shares" shall mean any Purchased Common Shares and any Warrant Shares, except that, as to any particular Registrable Shares, such securities, once issued, will cease to be Registrable Shares when (a) a registration statement covering such securities has been declared effective and such securities have been disposed of pursuant to an effective registration statement or (b) such securities are sold to the public in accordance with Rule 144 (or any similar provision then in force) under the Securities Act. A Person shall be deemed a "holder" of Registrable Shares for purposes of section 12 if such Person is the holder of any Warrants or any Warrant Shares issued upon exercise of any Warrant.

      (e) The term "Warrants" as used in each of the Securities Purchase Agreements shall mean and include the Warrants for 800,000 Shares of Common Stock, no par value, of the Holding Company referred to in section 3(a)(iv) of this Second Amendment together with any warrants issued in exchange therefor or replacement thereof.

2. Consents and Waivers. Each of you hereby agrees that (a) the Issuers may defer the payment of the April 17, 1999, interest payment on the Notes until July 17, 1999, at which date such April 17, 1999, payment and the July 17, 1999, payment shall both be due and payable in full; and (b) notwithstanding anything to the contrary in the Securities Purchase Agreements, the Issuers' failure to comply with section 13.6 of the Securities Purchase Agreements prior to the date of this Second Amendment in respect of the period ending December 31, 1998, shall not constitute an Event of Default and the holders hereby waive any such Event of Default which existed for such period prior to the date of this Second Amendment, provided that such section 13.6 of the Securities Purchase Agreements as amended hereby shall only remain in effect in respect of periods ending subsequent to December 31, 1998, and prior to January 1, 2000. As of January 1, 2000, such section 13.6, as in effect prior to the date of the First Amendment, shall be deemed reinstated.

3. Conditions to Effectiveness of Second Amendment. This Second Amendment shall be effective upon the first date upon which the following conditions shall have been satisfied to your reasonable satisfaction:

      (a) The Issuers shall have delivered to you executed copies of each of the following documents in form and substance satisfactory to you:

            (i) a fully executed counterpart of this Second Amendment;

            (ii) certified copies of (A) the resolutions of the Board of Directors of each of the Issuers approving this Second Amendment and the matters contemplated hereby and (B) all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Second Amendment and the other documents to be delivered hereunder;

            (iii) a certificate of the Secretary or an Assistant Secretary of each of the Issuers certifying the names and true signatures of the officers of each Issuer authorized to sign this

      Second Amendment and the other documents to be delivered hereunder;

            (iv) new, immediately exercisable, Warrants, dated the date hereof, representing the right to purchase at an Exercise Price of $2.03125 per share 800,000 shares of Common Stock, without par value, of the Holding Company substantially in the form of Exhibit 3(a)(iv) attached hereto in exchange for your surrender of the outstanding Warrants;

            (v) an opinion, dated the date hereof, from Messrs. Hinckley, Allen & Snyder, counsel for the Issuers, substantially in the form of Exhibit 3(a)(v) attached hereto; and

            (vi) an executed counterpart of an amendment to the Fleet Bank Agreement, substantially in the form of Exhibit 3(a)(vi) attached hereto.

      (b) The Issuers shall have paid in full all fees, expenses and disbursements incurred by you in connection with this Second Amendment, including, without limitation, the fees, expenses and disbursements of your special counsel.

4. No Default, Representations and Warranties, Etc.

      (a) The Issuers represent and warrant that the representations and warranties contained in the Securities Purchase Agreements and the other Operative Documents are in all material respects correct on and as of the date hereof (after giving effect hereto) as if made on such date (except as a result of transactions permitted under the Securities Purchase Agreements), that no Default or Event of Default exists (other than those which have been specifically waived pursuant to section 2 hereof) and that no condition exists which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. The Common Stock issuable upon exercise of the Warrants, including the new Warrants referred to in section 3(a)(iv) of this Second Amendment, is the only class of Voting Stock of the Holding Company. Since April 17, 1998, there has been no adjustment to the Exercise Price (as defined in the Warrants), and since such date no event has occurred which has required such adjustment.

      (b) Each of the Issuers ratifies and confirms the Securities Purchase Agreements and each of the other Operative Documents to which it is a party and agrees that, after giving effect to the amendments, modifications and supplements effected hereby, each such agreement, document and instrument is in full force and effect, that its obligations thereunder and under this Second Amendment are its legal, valid and binding obligations enforceable against it in accordance with the terms thereof and hereof and that it has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such obligations.

      (c) The Issuers agree that (i) if any default shall be made in the performance or observation of any covenant, agreement or condition contained herein or (ii) if any representation or warranty made by any Issuer herein or therein shall prove to have been false or incorrect on the date as of which made, the same shall constitute an Event of Default under the Securities Purchase Agreements and the other Operative Documents and, in such event, you and each other holder of any of the Securities shall have all rights and remedies provided by law and/or provided or referred to in the Securities Purchase Agreements and the other Operative Documents. The Issuers further agree that this Second Amendment is an Operative Document and all references thereto in the Securities Purchase Agreements and in any other of the Operative Documents shall include this Second Amendment.

5. Payment of Transaction Costs. Without limiting the generality of the provisions of the Operative Documents, the Issuers jointly and severally shall pay all reasonable fees and disbursements incurred by you in connection herewith, including, without limitation, the reasonable fees, expenses and disbursements of your special counsel.

6. Governing Law. This Second Amendment, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

7. Miscellaneous. The headings in this Second Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Second Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Second Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Second Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument. Except as specifically amended or modified pursuant to this Second Amendment, the Securities Purchase Agreements shall remain in full force and effect, and the execution and delivery of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any of your rights, powers, or remedies under the Securities Purchase Agreements or the documents and instruments delivered in connection therewith.

            [The remainder of this page is left blank intentionally.]

      If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart hereof, whereupon this Second Amendment shall become a binding agreement under seal among the parties hereto. Please then return one of such counterparts to the Issuers.

                                Very truly yours,

                                TRIDEX CORPORATION

                                By
                                   ---------------------------------------------
                                                                         (Title)

                                PROGRESSIVE SOFTWARE, INC.

                                By
                                   ---------------------------------------------
                                                                         (Title)


                                ULTIMATE TECHNOLOGY CORPORATION

                                By
                                   ---------------------------------------------
                                                                         (Title)

The foregoing is hereby accepted and agreed to.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By
   ----------------------------------
                              (Title)

MASSMUTUAL CORPORATE INVESTORS

By
   ----------------------------------
                              (Title)

The foregoing is executed on behalf of MassMutual
Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees, or agents of such Trust, but the Trust's property only shall be bound.


MASSMUTUAL PARTICIPATION INVESTORS

By
   ----------------------------------
                              (Title)

The foregoing is executed on behalf of MassMutual
Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees, or agents of such Trust, but the Trust's property only shall be bound.

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By Massachusetts Mutual Life Insurance Company, as Investment Manager


By
   ----------------------------------
                              (Title)